ANCHOR GOLD PROJECT AGREEMENT

between

Aspen Exploration Corporation

and

Hemis Corporation

Dated as of September 1, 2006

#1188793 v6

EXHIBITS

ANCHOR GOLD PROJECT AGREEMENT

This Agreement is made as of September 1, 2006 ("**Effective Date**") between Aspen Exploration Corporation, a Delaware corporation ("**Aspen**"), whose address is P.O. Box 1420, Castle Rock, CO 80104; and Hemis Corporation, a Nevada corporation ("**Hemis**"), whose address for service in Nevada is 5348 Vegas Drive, #226, Las Vegas, Nevada 89108, USA.

RECITALS

A. At its expense and effort, Aspen previously filed certain pending applications for offshore prospecting permits in Cook Inlet, State of Alaska and developed information regarding gold and associated mineral deposits within a certain area in Cook Inlet, Alaska which is defined in this Agreement as the "Area of Interest."

B. Hemis wishes to explore, evaluate and, if justified, develop and mine mineral resources within the Properties and the Area of Interest, and Aspen is willing to grant the rights described herein in the Assets to Hemis.

C. A Confidentiality Agreement has been executed between the parties, which also includes the Area of Interest.

NOW THEREFORE, in consideration of the covenants and conditions contained herein, Aspen and Hemis agree as follows:

ARTICLE I
DEFINITIONS AND CROSS-REFERENCES

1.1 Definitions. The terms defined in **Exhibit B** and elsewhere shall have the defined meaning wherever used in this Agreement, including in Exhibits.

1.2 Cross-References. References to "**Exhibits**," "**Articles**," "**Sections**" and "**Subsections**" refer to Exhibits, Articles, Sections and Subsections of this Agreement. References to "**Paragraphs**" and "**Subparagraphs**" refer to paragraphs and subparagraphs of the referenced Exhibits.

ARTICLE II
PURPOSES AND TERM

2.1 General. Aspen and Hemis hereby enter into this Agreement for the purposes hereinafter stated. All of the rights and obligations of the Parties in connection with the Assets or the Area of Mutual Interest and all Operations shall be subject to and governed by this Agreement.

2.2 Purposes. This Agreement is entered into for the following purposes and for no others, and shall serve as the exclusive means by which each of the Parties accomplish such purposes:

(a) to conduct exploration for Products within the Area of Interest,

(b) to make additional applications and to acquire real property and other interests in Products within the Area of Interest,

(c) to evaluate the possible development and mining of the Properties, and, if justified, to engage in development and mining of Products,

(d) to engage in Operations on the Properties, and

(e) to perform any other activity necessary, appropriate, or incidental to any of the foregoing.

2.3 Term. The term of this Agreement shall be for 30 years from the Effective Date and so long thereafter as production or work on the properties by Hemis continues, provided that any royalty interest in any Properties vested at the end of such 20 year term shall not terminate upon expiration of the term of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES; TITLE TO ASSETS; INDEMNITIES

3.1 Representations and Warranties of Both Parties. As of the Effective Date, each Party warrants and represents to the other as follows:

(a) Aspen represents and warrants to Hemis that it is a corporation duly organized and in good standing in the State of Delaware and is qualified to do business and is in good standing in Alaska;

(b) Hemis represents and warrants to Aspen that it is a corporation duly organized and in good standing in the State of Nevada and is qualified to do business and is in good standing in Alaska and any other state where necessary in order to carry out the purposes of this Agreement;

(c) each Party represents and warrants to the other Party that it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate, board of directors, shareholder, surface and mineral rights owner, lessor, lessee and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

(d) each Party represents and warrants to the other Party that it will not breach any other agreement or arrangement by entering into or performing this Agreement;

(e) Aspen represents and warrants to Hemis that it is not subject to any governmental order, judgment, decree, debarment, sanction or Laws that would preclude the permitting or implementation of Operations under this Agreement;

(f) Hemis represents and warrants to Aspen that it is not subject to any governmental order, judgment, decree, debarment, sanction or Laws that would preclude the permitting or implementation of Operations under this Agreement; and

(g) each Party represents and warrants to the other Party that this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

3.2 No Representations and Warranties With Respect to Assets. Aspen makes no representations and warranties with respect to the Assets described in Exhibit A. Hemis acknowledges that the Assets described in Part 1.1 of **Exhibit A** consist of applications for offshore prospecting permits that have been pending with the State of Alaska for more than 20 years and have not been granted, and that such applications may have lapsed or may not be granted, and that it may be necessary to re-apply for permits covering the lands subject to these applications. **ASPEN MAKES NO, AND EXPRESSLY DISCLAIMS ALL, REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED, IN FACT OR BY LAW, WHETHER OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR USE OR OTHERWISE, CONCERNING THE EXISTING DATA AND THE OTHER ASSETS.**

3.3 Assumption of Liability and Indemnities.

(a) Hemis shall indemnify Aspen, its directors, officers, employees, agents and attorneys, or Affiliates from and against all costs, expenses, damages or liabilities, including attorneys' fees and other costs of litigation (either threatened or pending) arising out of or based on a breach by Hemis of any representation, warranty or covenant contained in this Agreement, including without limitation:

(i) any action taken for or obligation or responsibility assumed on behalf of Aspen, its directors, officers, employees, agents and attorneys, or Affiliates by Hemis, any of its directors, officers, employees, agents and attorneys, or Affiliates, in violation of **Section 4.1**;

(ii) failure of Hemis or its Affiliates to comply with the non-compete or Area of Interest provisions of **Section 10.4** or **Article XI**.

(b) Hemis hereby assumes all liability for all Operations, Continuing Obligations and Environmental Liabilities (including liabilities arising out of acts or omissions of any person occurring or conditions existing prior to the Effective Date).

(c) Aspen shall indemnify Hemis, its directors, officers, employees, agents and attorneys, or Affiliates from and against all costs, expenses, damages or liabilities, including attorneys' fees and other costs of litigation (either threatened or pending) arising out of or based on failure of Aspen or its Affiliates to comply with the Area of Interest provisions of **Article XI**.

ARTICLE IV
RELATIONSHIP OF THE PARTIES

4.1 No Partnership. Nothing contained in this Agreement shall be deemed to constitute either Party the partner of the other, or, except as otherwise herein expressly provided, to constitute either Party the agent or legal representative of the other, or to create any fiduciary relationship between them. The Parties do not intend to create, and this Agreement shall not be construed to create, any mining, commercial or other partnership or joint venture. Neither Hemis, nor any of its directors, officers, employees, agents and attorneys, or Affiliates, shall act for or assume any obligation or responsibility on behalf of Aspen, except as otherwise expressly provided herein, and any such action or assumption by Hemis or its directors, officers, employees, agents and attorneys, or Affiliates shall be a breach by Hemis of this Agreement.

4.2 Federal Tax Elections and Allocations. The relationship of the Parties shall not constitute a tax partnership within the meaning of Section 761(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"). Pursuant to Treasury Regulation § 1.761-2, the Parties hereby elect to be excluded from the application of Subchapter K of the Code.

4.3 State Income Tax. To the extent permissible under applicable law, the relationship of the Parties shall be treated for state income tax purposes in the same manner as it is for federal income tax purposes.

4.4 Tax Returns. The Parties shall be responsible for the filing of their respective tax returns, and such tax returns shall accurately reflect the terms and conditions of this Agreement.

4.5 Other Business Opportunities. Except as expressly provided in this Agreement, each Party shall have the right to engage in and receive full benefits from any independent business activities or operations, whether or not competitive with this Business, without consulting with, or obligation to, the other Party. The doctrines of "corporate opportunity" or "business opportunity" shall not be applied to this Business nor to any other activity or operation of either Party. Neither Party shall have any obligation to the other with respect to any opportunity to acquire any property outside the Area of Interest at any time, or, except as provided with respect to Hemis and its Affiliates in **Section 10.4**, within the Area of Interest after the termination of this Agreement.

ARTICLE V
CONTRIBUTIONS AND PAYMENTS

5.1 Parties' Contributions and Payments.

(a) Aspen contributes:

(i) the Assets described in part 1.1 of **Exhibit A** to the purposes of this Agreement; and

(ii) a non-exclusive license of all of Aspen's right, title and interest in the Existing Data in the form attached hereto as **Exhibit E** (the "**License**"). Such license shall be executed upon execution of this Agreement and receipt by Aspen of the Buy-in Payment made under **Subsection 5.1(b)(i)**.

(b) In order for Hemis to continue to be entitled to rights pursuant to this Agreement, Hemis shall pay to Aspen:

(i) On the Effective Date of this Agreement, $50,000; and

(ii) On the first anniversary of the Effective Date and each anniversary of the Effective Date occurring prior to Commencement of Commercial Production, $50,000.

Hemis shall make all payments required under this **Section 5.1(b)**, in good funds by wire transfer to Aspen's designated bank account. The payments under this **Section 5.1(b)** shall collectively be referred to as the "**Buy-in Payments**" and are required as consideration for the execution of this Agreement and the License and for the continuation of the License of the Existing Data.

5.2 Failure to Make Buy-in Payments.

(a) If Hemis fails timely to make any Buy-In Payment, it shall be deemed an election by Hemis to withdraw from this Agreement and a termination by Hemis of this Agreement. Hemis' withdrawal shall be effective upon such failure, but such withdrawal shall not relieve Hemis of its responsibility to fund and satisfy all liabilities to third persons (whether such accrues before or after such withdrawal) arising from its Operations. Except as provided in the preceding two sentences, Hemis has the right and option, but not the obligation, to incur any of the Buy-in Payments (other than the Buy-in Payment made under **Subsection 5.1(b)(i)**, which shall be non-refundable) and Hemis' withdrawal shall relieve Hemis from any other obligation to make Buy-in Payments hereunder.

(b) In the event of such a withdrawal, Hemis shall have no right, title or interest in the Assets and shall convey all such right, title and interest to Aspen. Hemis shall not be entitled to recoup any Buy-In Payments, other expenses for Operations, consulting fees or other payments made or costs incurred under this Agreement prior to such a withdrawal.

5.3 Aspen Gross Royalty. Hemis hereby grants to Aspen a 5% gross royalty, without deduction of any kind, in all Products produced from the Properties, including all Properties acquired by Hemis in the Area of Interest during the term of this Agreement.

(a) Royalty on all placer gold produced from the Properties shall be paid in kind, in all size fractions. Placer gold shall be weighed every two weeks in the presence of representatives of both Parties, at which time Hemis shall deliver to Aspen, in kind, 5% of such placer gold by weight, provided, however, that Aspen may choose, not more than twice annually, whether to receive gold in kind or choose to have Hemis sell the gold and pay Aspen for its share of gold sold.

(b) Royalty for minerals other than placer gold (or for placer gold not taken in kind) shall be 5% of the gross revenue received by or on behalf of Hemis from the sale or other disposition (with or without sale) of such Products.

(c) Gross revenue shall be determined on a weighted average basis when Hemis receives more than one price for Products sold or otherwise disposed of during the period for which the royalty is payable. Payment of gross returns shall be made by wire transfer within 45 calendar days after the calendar quarter in which gross revenue is received by or on behalf of Hemis. Payment shall be made to an account for the credit of Aspen at a bank designated from time to time in writing by Aspen.

(d) At the time of each royalty payment, Hemis shall deliver to Aspen a statement setting forth in detail all pertinent facts and figures relevant to and supporting the calculation of such payment such that Aspen may verify the accuracy of the amount of the payment, including without limitation: (i) the form, weight and analysis of all Products for the period for which payment of such royalty is made; and (ii) if royalty is not paid in kind, the price received for all Products from all purchasers thereof during such period.

(e) Aspen's 5% gross royalty granted herein shall be documented in one or more recordable royalty conveyances in form acceptable to Aspen, suitable for recording in federal and state records, and shall be free and clear of all Encumbrances.

5.4 Grant of Lien and Security Interest. Hemis grants to Aspen a lien upon and a security interest in all of its right, title and interest in the Assets, whenever acquired or arising, and the proceeds from and accessions to the foregoing, to secure its obligations under this Agreement, including its obligations to make the Buy-in Payments, to execute recordable conveyances of Aspen's gross royalty in all of the Properties, and its assumption of obligations and indemnification of Aspen under **Section 3.3**. Hemis hereby agrees to take all action necessary to perfect such lien and security interest and hereby appoints Aspen its attorney-in-fact to execute, file and record all financing statements and other documents necessary to perfect or maintain such lien and security interest.

ARTICLE VI
ADVISORY COMMITTEE AND ASPEN'S CONSULTANT

6.1 Organization and Composition. The Parties hereby establish an Advisory Committee to review and comment on overall policies, objectives, procedures, methods and actions for Hemis' Operations. The Advisory Committee shall consist of two members appointed by Hemis and one member appointed by Aspen.

6.2 Decisions. The decisions and deliberations of the Advisory Committee shall be advisory only. Hemis shall conduct all Operations in its discretion, but after consultation with and due consideration of the concerns of Aspen's designated Advisory Committee member, and after the failure of the members of the Advisory Committee to otherwise agree on a mutually satisfactory position.

6.3 Meetings. The Advisory Committee shall hold regular meetings at least every six months in Denver, Colorado, or at other agreed places. Hemis shall give 20 days notice to the Parties of such meetings. Additionally, either Party may call a special meeting upon seven days notice to the other Party. In case of an emergency, reasonable notice of a special meeting shall suffice.

6.4 Aspen's Consultant. R.V. Bailey of Aspen shall be available to instruct Hemis' representatives on the available geological information and other Existing Data, without charge, for a period of one week in the first quarter of 2007, in the offices of Aspen where such data is located or another mutually agreed location. Thereafter, additional consulting by Mr. Bailey under this Agreement shall be at a rate of $150 per hour plus reasonable expenses, at times and locations agreed by the Parties.

ARTICLE VII
REPORTING, RECORDKEEPING AND ACCESS TO OPERATIONS

7.1 Reporting. Hemis shall keep Aspen advised of all Operations by submitting in writing to Aspen:

(i) progress reports every three months that include statements of expenditures and comparisons of such expenditures to Hemis' budget for that year;

(ii) periodic summaries of data acquired;

(iii) copies of reports concerning Operations;

(iv) a detailed final report within 110 days after each calendar year, which shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of Hemis' Operations for that year; and

(v) such other reports as Aspen may reasonably request.

All statements, reports or compilations of factual, financial or other data, and summaries of such data presented by Hemis to Aspen shall be prepared to at least the level of detail, care and attention as those statements, reports or compilations prepared by Hemis for its own officers in charge of the day to day management of Hemis' other operations.

7.2 Access to Properties and Business Information. At all reasonable times Hemis shall provide Aspen and its representatives access to, and the right to inspect and, at Aspen's cost and expense, copies of the Existing Data and all maps, drill logs and other drilling data, core, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and

other Business Information. In addition, Hemis shall allow Aspen, at the latter's sole risk, cost and expense, and subject to reasonable safety regulations, to inspect the Assets and Operations at all reasonable times, so long as Aspen does not unreasonably interfere with Operations.

7.3 Recordkeeping. Hemis shall keep and maintain land, permitting, environmental accounting, financial and other records of all Operations in accordance with customary practices in the mining industry. All such records shall be kept in at least the level of detail, care and attention as records kept by Hemis for its other operations.

ARTICLE VIII
PROGRAMS AND BUDGETS

8.1 Conceptual Outline of Operations. A conceptual outline of Operations on the Properties to which the Parties have agreed, and based upon which Hemis shall conduct Operations, and is attached as **Exhibit C**.

ARTICLE IX
AUDITS

9.1 Audits. Aspen shall have the right to have an independent audit of all books, records and accounts related to Operations. Such audits shall review all issues raised by Aspen, and may include all books and records maintained by Hemis pursuant to this Agreement, all Assets and Encumbrances, and all transactions and Operations conducted since the previous audit by Aspen, including production and inventory records and all costs incurred for Operations under this Agreement. Aspen shall bear the costs of the auditors, and Hemis shall, at Hemis' expense, cooperate and provide all information and assistance requested by the auditors. Aspen shall give Hemis 30 days prior notice of such audit. Any audit conducted on behalf of Aspen shall be made during Hemis' normal business hours and shall not unreasonably interfere with Operations.

ARTICLE X
WITHDRAWAL AND TERMINATION

10.1 Termination by Expiration or Agreement. This Agreement shall terminate as expressly provided herein, unless earlier terminated by written agreement.

10.2 Withdrawal. Hemis may elect to withdraw from this Agreement by giving notice to Aspen of the effective date of withdrawal, which shall be effective no less than 90 days after the date of the notice. Also, if Hemis fails to make a Buy in Payment as required by Subsection 5.1(b), Aspen may send a written notice to Hemis indicating default of payment and demanding payment within 30 days and indicating that if payment is not made in 30 days, Hemis shall be considered to have withdrawn from this Agreement as of the 31st day after the notice is received by Hemis. Hemis shall be considered to have withdrawn from this Agreement as of the 31st day after such a notice is received by Hemis, if Hemis has

failed to make the payment due under Subsection 5.1(b) by that time. Upon such withdrawal, Hemis shall be deemed to have transferred to Aspen all of its right, title and interest in the Assets, without cost and free and clear of all Encumbrances arising by, through or under Hemis, unless Aspen elects not to take assignment of some or all of the Assets. Hemis shall execute and deliver all instruments as may be necessary in the reasonable judgment of Aspen to effect the transfer to Aspen of the Assets that Aspen elects to receive.

10.3 Continuing Liabilities and Indemnification Obligations. On termination of this Agreement under **Sections 10.1** or **10.2**, Hemis shall remain liable for all liabilities assumed under **Section 3.3** and for its indemnification obligations thereunder.

10.4 Non-Compete Covenants. If Hemis withdraws from this Agreement, neither Hemis nor any Affiliate of Hemis, shall directly or indirectly acquire any interest or right to explore or mine, or both, on any property any part of which is within the Area of Interest for 36 months after the effective date of withdrawal. If Hemis or an Affiliate of Hemis breaches this **Section 10.4**, Hemis shall be obligated to offer to convey to Aspen, without cost, any such property or interest so acquired (or ensure its Affiliate offers to convey the property or interest to Aspen, if the acquiring party is Hemis' Affiliate). Such offer shall be made in writing and can be accepted by Aspen at any time within 60 days after the offer is received by Aspen. Failure of Hemis' Affiliate to comply with this **Section 10.4** shall be a breach by Hemis of this Agreement.

10.5 Right to Data After Termination. After termination of this Agreement by written Agreement of the Parties under **Section 10.1**, each Party shall be entitled to make copies of all Anchor Gold Project Information and other information acquired hereunder before the effective date of termination (other than the Existing Data, the License of which shall expire automatically on such termination). Hemis shall not be entitled to make or retain any copies of Anchor Gold Project Information and other information acquired hereunder after any other termination or withdrawal of this Agreement other than by written agreement of the parties under **Section 10.1**.

ARTICLE XI
AREA OF MUTUAL INTEREST

11.1 Area Of Mutual Interest Any interest or right to acquire any interest in real property (other than oil and gas rights and interests, which shall not be acquired under this Agreement) within the Area of Interest either acquired or proposed to be acquired during the term of this Agreement by or on behalf of either Party ("**Acquiring Party**") or any Affiliate of such Party shall be subject to the terms and provisions of this Agreement (including Aspen's gross royalty). If Aspen or any of its Affiliates acquires such an interest, Aspen shall offer such interest to Hemis. If Hemis accepts such interest, Hemis shall reimburse Aspen or Aspen's Affiliate for the costs of such acquisition and convey the gross royalty required under **Section 5.3** at the time such interest is conveyed to Hemis. Each Party shall give notice to the other Party of any such acquisition. Aspen and Hemis and their respective Affiliates for their separate account shall be free to acquire lands and interests in lands outside the Area of Interest and to locate mining claims outside the Area of Interest. Failure of any Affiliate of either Party to comply with this **Article XI** shall be a breach by such Party of this Agreement.

ARTICLE XII
ABANDONMENT AND SURRENDER OF PROPERTIES

If Hemis desires to surrender or abandon part or all of the Properties, Hemis shall first offer to assign to Aspen, by special warranty deed and without cost to Aspen, all of Hemis' interest in the Properties sought to be abandoned or surrendered, free and clear of all Encumbrances created by, through or under Hemis. Aspen shall have 30 days to elect to receive such Properties sought to be abandoned or surrendered. Upon such assignment, or if Aspen elects not to receive such Properties, such properties shall cease to be part of the Properties. Hemis shall remain liable for its share of any liability with respect to such Properties, whether accruing before or after such abandonment, arising out of Hemis' Operations conducted prior to the date of such abandonment or assignment to Aspen, regardless of when any funds may be expended to satisfy such liability, and Aspen shall assume all other liabilities with respect to such abandoned Properties if Aspen elects to receive such abandoned Properties.

ARTICLE XIII
TRANSFER OF INTEREST

13.1 Transfer by Hemis. Hemis shall have the right to Transfer to any third party all or any part of its interest in this Agreement or the Assets, provided that Hemis shall not Transfer any interest in the Assets unless the transferee agrees in writing with Aspen to be bound by this Agreement. No Transfer permitted by this **Article XIII** shall relieve Hemis of any liability, whether accruing before or after such Transfer, which arises under this Agreement prior to such Transfer.

13.2 Right of First Offer. Except as otherwise provided in **Section 13.3**, if a Party desires to Transfer all or any part of its interest in this Agreement or the Assets, the transferring Party shall first offer to Transfer its interest in this Agreement and the Assets to the other Party. The notice shall state the price and all other pertinent terms and conditions of the intended Transfer. The other Party shall have

30 days from the date such notice is delivered to notify the transferring Party whether it elects to acquire the offered interest at the same price and on the same terms and conditions as set forth in the notice. If the other Party fails to so elect, the transferring Party shall have six months following the expiration of such period to consummate the Transfer to a third party at a price and on terms no less favorable than those offered by the transferring Party to the other Party.

13.3 Exceptions to Right of First Offer. **Section 13.2** shall not apply to the following:

(a) Transfer by a Party of all or any part of its interest in this Agreement or the Assets to an Affiliate;

(b) Incorporation of a Party, or corporate merger, consolidation, amalgamation or reorganization of a Party by which the surviving entity shall possess substantially all of the stock, or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Party; provided, however, that the value of the Party's interest in the Assets does not exceed 50% of the net worth of the surviving entity or amalgamated company;

(c) The grant by a Party of a security interest in any interest in this Agreement or the Assets by mortgage, deed of trust, pledge, lien or other Encumbrance (but provided that any Encumbrance by Hemis is subordinate to the gross royalty and other rights of Aspen under this Agreement); or

(d) A sale or other commitment or disposition of Products or proceeds from sale of Products by a Party.

ARTICLE XIV
DISPUTES

14.1 Governing Law. Except for matters of title to the Properties or their Transfer, which shall be governed by the law of their situs, this Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado, without regard for any conflict of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction.

14.2 Mediation Followed by Binding Arbitration. Disputes of the Parties shall be resolved by binding arbitration in Denver, Colorado in English in accordance with the International Rules of the American Arbitration Association (the "Rules"). For a period of at least 60 days prior to submission of a matter to arbitration, an executive officer of Aspen and an executive officer of Hemis will attempt to resolve the dispute, failing which either Party may refer the matter to arbitration by written notice to the other Party. For disputes involving amounts of US$1,000,000 or less, the Parties shall attempt, by mutual agreement, to nominate a sole arbitrator within 30 days from the date of the initiating Party's written notice to the other Party. If the parties cannot agree upon a sole arbitrator within such 30 day period, or in the case of disputes involving amounts of more than US$1,000,000, the arbitration shall be carried out by a panel of three arbitrators with one arbitrator being selected by the initiating Party, one arbitrator being selected by the responding Party and the third arbitrator being selected by mutual agreement of

such two arbitrators. If such two arbitrators cannot agree within 75 days upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the AAA in accordance with the Rules. Moreover, if any Party shall fail to appoint an arbitrator within the specified time period, such arbitrator and the third arbitrator shall be appointed by the AAA in accordance with the Rules. Notwithstanding the foregoing, the arbitrator or arbitrators, as the case may be, shall be lawyers with at least ten year's experience with international mining joint venture agreements, trained in the common law tradition. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

ARTICLE XV
CONFIDENTIALITY; ANCHOR GOLD PROJECT INFORMATION

15.1 Confidentiality Agreement. The Confidentiality Agreement shall remain in effect for the term of this Agreement (notwithstanding anything to the contrary in the Confidentiality Agreement). **Sections 10.4** and **11.1** of this Agreement shall apply instead of **Paragraph 2** of the Confidentiality Agreement.

15.2 Anchor Gold Project Information. The License of the Existing Data, any information disclosed to Hemis prior to the Effective Date under the Confidentiality Agreement, and all geological, geophysical and other information developed or acquired by Hemis through Operations in the Area of Interest, together with all improvements, enhancements, refinements and incremental additions to the Existing Data and such additional information that are developed, conceived, originated or obtained by Hemis in Operations, shall be considered "**Anchor Gold Project Information**" and shall be "**Confidential Information**" as defined in the Confidentiality Agreement and shall not be disclosed by either party except as permitted under **Section 15.3**.

15.3 Permitted Disclosure of Anchor Gold Project Information. Either Party may disclose Confidential Information :

(a) to a Party's officers, directors, partners, members, employees, Affiliates, shareholders, agents, attorneys, accountants, consultants, contractors, subcontractors or advisors, for the sole purpose of such Party's performance of its obligations under this Agreement;

(b) to any party to whom the disclosing Party contemplates a Transfer for the sole purpose of evaluating the proposed Transfer;

(c) to any actual or potential lender, underwriter or investor for the sole purpose of evaluating whether to make a loan to or investment in the disclosing Party;

(d) to a third party with whom the disclosing Party contemplates any independent business activity or operation for which the disclosing Party is entitled to use such Business Information;

(e) with respect to the Existing Data, to the extent permitted under the License;

(f) where the party is required by law to do so.

The Party disclosing Confidential Information pursuant to this **Section 15.3**, shall disclose such Confidential Information to only those parties who have a bona fide need to have access to such Confidential Information for the purpose for which disclosure to such parties is permitted under this **Section 15.3** and who have agreed in writing supplied to, and enforceable by, the other Party to protect the Confidential Information from further disclosure, to use such Confidential Information solely for such purpose and to otherwise be bound by the provisions of this **Article XV**. A Party may disclose any Confidential Information if, in the opinion of the disclosing Party's legal counsel: (a) such disclosure is legally required to be made in a judicial, administrative or governmental proceeding pursuant to a valid subpoena or other applicable order; or (b) such disclosure is legally required to be made pursuant to the rules or regulations of a stock exchange or similar trading market, securities legislation or other regulatory authority, applicable to the disclosing Party. Prior to any disclosure of Confidential Information under this **Section 15.4**, the disclosing Party shall give the other Party reasonable prior written notice to the extent practicable under the circumstances and, in making such disclosure, the disclosing Party shall disclose only that portion of Confidential Information required to be disclosed and shall take all reasonable steps to preserve the confidentiality thereof.

15.4 Public Announcements. Prior to making or issuing any press release or other public announcement or disclosure of Business Information that is not Confidential Information, a Party shall first consult with the other Party as to the content and timing of such announcement or disclosure, unless in the good faith judgment of such Party, there is not sufficient time to consult with the other Party before such announcement or disclosure must be made under applicable Laws; but in such event, the disclosing Party shall notify the other Party, as soon as possible, of the pendency of such announcement or disclosure, and it shall notify the other Party before such announcement or disclosure is made if at all reasonably possible. Any press release or other public announcement or disclosure to be issued by either Party relating to this Business shall also identify the other Party.

ARTICLE XVI
GENERAL PROVISIONS

16.1 Notices. All notices, payments and other required or permitted communications ("**Notices**") to either Party shall be in writing, and shall be addressed respectively as follows:

If to Aspen		Aspen Exploration Corporation P.O. Box 1420 Castle Rock, CO 80104
	Attention:	R. V. Bailey, Vice President
	Telephone:	303-660-0966
	Facsimile:	303-660-6187
With a copy to:		Aspen Exploration Corporation P. O. Box 22530 Bakersfield, CA 93390
	Attention:	Robert A. Cohan, President
	Telephone:	661-831-4669
	Facsimile:	661-831-4661
With a copy to:		Jim Cress Holme Roberts & Owen Suite 4100 1700 Lincoln Street Denver, CO 80203
	Telephone:	303-861-7000
	Facsimile:	303-866-0200
If to Hemis:		Hemis Switzerland GmbH Neuhofstrasse 8 CH-8600 Dübendorf
	Attention:	Norman Meier
	Telephone:	+41 (0)43 355 02 28
	Facsimile:	+41 (0)43 355 04 16
With a copy to:		Penny Green Bacchus Law Group 1511 West 40th Avenue Vancouver, BC V6M 1V7, Canada
	Telephone:	604-732-4804
	Facsimile:	604-408-5177
With a copy to:		Douglas Oliver 11564 Belfry Point Bentonville, AR, USA 72712
	Telephone:	479-685-7379
	Facsimile:	479-657-6195

All Notices shall be given (a) by personal delivery to the Party, (b) by electronic communication, capable of producing a printed transmission, (c) by registered or certified mail return

receipt requested; or (d) by overnight or other express courier service. All Notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt, or if by electronic communication, on the date of such communication. Either Party may change its address by Notice to the other Party.

16.2 Gender. The singular shall include the plural, and the plural the singular wherever the context so requires, and the masculine, the feminine, and the neuter genders shall be mutually inclusive.

16.3 Currency. All references to "**dollars**" or "**$**" herein shall mean lawful currency of the United States of America.

16.4 Headings. The subject headings of the Sections and Subsections of this Agreement and the Paragraphs and Subparagraphs of the Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

16.5 Waiver. The failure of either Party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit such Party's right thereafter to enforce any provision or exercise any right.

16.6 Modification. No modification of this Agreement shall be valid unless made in writing and duly executed by both Parties.

16.8 Rule Against Perpetuities. The Parties do not intend that there shall be any violation of the Rule Against Perpetuities, the Rule Against Unreasonable Restraints on the Alienation of Property, or any similar rule. Accordingly, if any right or option to acquire any interest in the Properties, or in any other real property, exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules. If, however, any such violation should inadvertently occur, the Parties hereby agree that a court shall reform that provision in such a way as to approximate most closely the intent of the Parties within the limits permissible under such rules.

16.9 Further Assurances. Each of the Parties shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement or as may be reasonably required by lenders in connection with Project Financing.

16.10 Exhibits. The following Exhibits are attached to and by this reference made a part of this Agreement:

Exhibit A	Description of the Property
Exhibit B	Definitions
Exhibit C	Conceptual Outline of Operations
Exhibit D	Existing Confidentiality Agreement between the Parties
Exhibit E	License and Agreement

16.11 Entire Agreement; Successors and Assigns. This Agreement contains the entire understanding of the Parties and supersedes all prior agreements and understandings between the Parties relating to the subject matter hereof, including the Confidentiality Agreement attached hereto as **Exhibit E**. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Parties.

16.12 Memorandum. At the request of either Party, a Memorandum or short form of this Agreement, or a Financing Statement(s) (to which copies of the Memorandum or short form of this Agreement shall be attached) shall be prepared by Hemis, executed and acknowledged by both Parties, and delivered to Hemis for recording and filing in those appropriate recording districts and Uniform Commercial Code filing offices as may be necessary to provide constructive notice of this Agreement and the rights and obligations of the Parties hereunder. Hemis shall record and file in the proper recording districts, county recording offices and Uniform Commercial Code filing offices, all such documents delivered to it by the Parties. Unless both Parties agree, this Agreement shall not be recorded.

16.13 Counterparts. This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of both Parties be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

ASPEN EXPLORATION CORPORATION

By [signature]
R.V. Bailey, Vice President

HEMIS CORPORATION

By [signature]
DOUGLAS H. OLIVER
DIRECTOR

#1188793 v6

EXHIBIT A
To
ANCHOR GOLD PROJECT AGREEMENT
Between
Aspen Exploration Corporation
And
Hemis Corporation

ASSETS AND AREA OF MUTUAL INTEREST

1.1 OFFSHORE PROSPECTING PERMIT APPLICATIONS

The following State of Alaska Offshore Prospecting Permit Applications (identified by Alaska Division of Land (ADL) case file number):

ADL 330471
ADL 330455
ADL 330456
ADL 330460
ADL 330462
ADL 330464
ADL 330321
ADL 330457
ADL 330467
ADL 330466
ADL 330465
ADL 330463
ADL 330461
ADL 330459
ADL 330458
ADL 330314
ADL 330315
ADL 330316
ADL 330317
ADL 330318
ADL 330319
ADL 330320
ADL 330468
ADL 330472
ADL 330473
ADL 330474
ADL 330476

ADL 330475
ADL 330477
ADL 330478
ADL 330479
ADL 330480
ADL 330481
ADL 330482
ADL 330483
ADL 337331
ADL 337332
ADL 337333
ADL 337334
ADL 330469
ADL 330470
ADL 337328
ADL 337329
ADL 337330

1.2 EXISTING DATA

All maps, aeromagnetic surveys and geologic information, including samples, developed by Aspen in operations in the Area of Interest prior to the Effective Date, together with all the intellectual property rights and other property and rights incidental thereto.

1.3 AREA OF MUTUAL INTEREST

The Area of Interest for the Cook Inlet Gold Project shall cover the area within the following boundaries:

Beginning at the City of Anchorage, Alaska, and a line running due west from Anchorage to the western shore of Cook Inlet, and extending

South to a line running due West from the village of Seldovia on the east side of Cook Inlet to the western shore of Cook Inlet,

including all of the area within Cook Inlet between the two lines described above.

EXHIBIT B
To
ANCHOR GOLD PROJECT AGREEMENT
Between
Aspen Exploration Corporation
And
Hemis Corporation

DEFINITIONS

"Advisory Committee" means the committee established under **Article VI** of the Agreement.

"Affiliate" means any person, partnership, limited liability company, joint venture, corporation, or other form of enterprise which Controls, is Controlled by, or is under common Control with a Party.

"Agreement" means this Anchor Gold Project Agreement, including all amendments and modifications, and all schedules and exhibits, all of which are incorporated by this reference.

"**Anchor Gold Project Information**" is defined in **Section 15.2.**

"Area of Interest" means the area described in Part 1.3 of **Exhibit A**.

"Assets" means the Properties, Business Information, and all other real and personal property, tangible and intangible, including existing or after-acquired properties and all contract rights acquired by either of the Parties hereunder.

"Confidentiality Agreement" means the existing Confidentiality Agreement between the Parties, a copy of which is attached as **Exhibit E**.

"Commencement of Commercial Production" means the first day of the month following the first 120 consecutive days during which placer gold has been recovered from the seabed of the Properties in quantities that generate a minimum of $50,000 per month in placer gold to Aspen under its gross royalty.

"Continuing Obligations" mean obligations or responsibilities that are reasonably expected to continue or arise after Operations on a particular area of the Properties have ceased or are suspended, such as future monitoring, stabilization, or Environmental Compliance.

"Control" used as a verb means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and

policies of such entity through (i) the legal or beneficial ownership of voting securities or membership interests; (ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) operating agreement; (v) voting trust; or otherwise; and, when used with respect to a person, means the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise; and "Control" used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers.

"Effective Date" means the date set forth in the preamble to this Agreement.

"Encumbrance" or **"Encumbrances"** means mortgages, deeds of trust, security interests, pledges, liens, net profits interests, royalties or overriding royalty interests, other payments out of production, or other burdens of any nature.

"Environmental Compliance" means actions performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Properties or other compliance with Environmental Laws.

"Environmental Laws" means Laws aimed at reclamation or restoration of the Properties; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including without limitation, ambient air, surface water and groundwater; and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

"Environmental Liabilities" means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, attorneys' fees and costs, experts' fees and costs, and consultants' fees and costs) of any kind or of any nature whatsoever that are asserted against either Party, by any person or entity other than the other Party, alleging liability (including, without limitation, liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Properties and/or emanating or migrating and/or threatening to emanate or migrate from the Properties to off-site properties; (ii) physical disturbance of the environment; or (iii) the violation or alleged violation of any Environmental Laws.

"Existing Data" means all maps, aeromagnetic surveys and geologic information, including samples, developed by Aspen in operations in the Area of Interest prior to the Effective Date.

"Law" or **"Laws"** means all applicable federal, state and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives,

judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature.

"Operations" means the exploration for, development and mining of Products in the Area of Interest.

"Party" means Aspen Exploration Corporation or Hemis Corporation, or any permitted successor or assign of Aspen Exploration Corporation or Hemis Corporation under the Agreement.

"Products" means all ores, minerals and mineral resources produced from the Properties, but limited to placer gold, lode gold, magnetite, and sand and gravel; provided, that oil and gas shall not be included and the foregoing list and that the foregoing list of minerals shall be expanded only by unanimous agreement of the Parties.

"Properties" means those applications described in **Paragraph 1.1** of **Exhibit A** and all other applications for offshore prospecting permits and leases, granted prospecting permits and leases, and other interests in real property within the Area of Interest that are acquired by Hemis during the term of the Agreement.

"Transfer" means, when used as a verb, to sell, grant, assign, create an Encumbrance, pledge or otherwise convey, or dispose of or commit to do any of the foregoing, or to arrange for substitute performance by an Affiliate or third party, either directly or indirectly; and, when used as a noun, means such a sale, grant, assignment, Encumbrance, pledge or other conveyance or disposition, or such an arrangement.

EXHIBIT C
To
ANCHOR GOLD PROJECT AGREEMENT
Between
Aspen Exploration Corporation
And
Hemis Corporation

CONCEPTUAL OUTLINE OF PROGRAMS AND BUDGETS

Confidential Background

Aspen Exploration Corporation, by R. V. Bailey, founder and president of Aspen, filed, in 1980 and 1981, applications with the State of Alaska for Offshore Prospecting Permits (OPPs) for about 1,300,000 acres of state land. Land filed for included land offshore in Cook Inlet as well as lands offshore known to contain gold producing areas such as Chichagoff Island.

The occurrence of gold was known along the east shores of Cook Inlet and had been described in some of the Alaska mining history publications. In order to investigate these occurrences, R. V. Bailey determined it would be necessary to actually sample the beaches first hand. A field crew, including R. V. Bailey, was dispatched to carry out the work using an "EZ Panner," a machine that separated heavy minerals from sand and gravel. The investigators found that, indeed, there was a substantial amount of placer gold on beaches on the east side of Cook Inlet and it was intimately associated with small grains of magnetite. Photos were taken of some of the gold and the sampling indicated that, locally, the sand and gravel contained more than 1 ounce (31 grams) of gold per ton. Gold was also found in the gravel of exposed large stream channels, which are remnants of streams that flowed into Cook Inlet from the east. The existence of offshore bars containing substantial amounts of gold associated with magnetite was suspected and deemed likely. However, questions also arose about possible gold occurrences in other parts of Cook Inlet, such as the west side. No gold was reported from the west side in the literature, but was that because it did not exist or because no one had searched for it?

A decision was made to charter a landing craft, such as the LSTs used in WW II, load on a backhoe, a truck. the EZ Panner and several helpers and head out to sample shoreline deposits of Cook Inlet. This was done over a period of about one month. The sampling confirmed that the best gold occurrences were on the east shore of Cook Inlet, although Turnagain Arm proved too difficult to sample. The cost for this survey was about $75,000. With this information in hand, a decision was made to fly a major part of north Cook Inlet with an aeromagnetic survey using the best equipment available at the time. EG&G Geometrics of California was hired to do the work and the flying was completed as scheduled. The data was provided to Aspen and Earthfield Technology (now in Houston but in 1984 was in Golden, CO) provided the interpretations. Their work showed, as we had hoped, linear magnetic anomalies on the sea floor indicating accumulations of magnetite, which, we are confident, will contain substantial gold just as the deposits along the eastern shore line contain gold. The cost for this survey and the interpretation of the data was approximately $200,000.

The administration of the State of Alaska, headed by Governor Bill Sheffield, discouraged, and even vetoed, the issuance of permits in favorable areas. The price of gold declined and interest in exploration faded. It can be estimated that, during the 4 to 5 year period when Aspen was actively exploring for gold and pursuing permits in Cook Inlet, the corporation spent somewhere around $800,000.

So the Cook Inlet Project in the late 1980's was placed on the sidelines pending better gold prices. Aspen has maintained files for the Cook Inlet Project, including maps and the aeromagnetic survey information, and those files are in the basement at the Aspen offices in Denver. Earthfield Technology also has the aeromag data.

Conceptual Program and Budget Stages

Hemis shall advance this project through stages, which will include the following:

A. In the first year, Hemis shall:

1. acquire additional aeromagnetic data in the Area of Interest and obtain from knowlegable geologists or geophysicists interpretation thereof; and

2. apply for new or additional state of Alaska offshore prospecting permits or federal offshore exploration and mining rights, confirm Aspen's right to receive pending offshore prospecting permits and the right to convert such permits to leases upon the discovery of minable deposits, and take other steps as necessary to acquire mineral rights in the Area of Interest and to protect the interests of the Parties.

B. In the second and subsequent years, Hemis shall obtain permits and conduct Exploration, including testing and analyzing the sea floor placer gold deposits through reliable methods. Hemis shall also test lode deposits if same appear to be present.

C. Once feasibility is demonstrated, Hemis shall acquire the equipment needed to economically produce such identified deposits.

D. Hemis shall diligently pursue the Commencement of Commercial Production of such deposits, including gold and such other minerals which have a market value such as magnetite.

EXHIBIT D

To

ANCHOR GOLD PROJECT AGREEMENT

Between

Aspen Exploration Corporation

And

Hemis Corporation

EXISTING CONFIDENTIALITY AGREEMENT

6 pages

CONFIDENTIALITY AND
NON-COMPETITION AGREEMENT
COOK INLET GOLD PROJECT - August 2005

This Agreement, dated this 9th day of Aug, 2006, by and between Aspen Exploration Corporation (hereinafter "Aspen"), represented by R. V. Aspen, Vice President and Board Chairman, whose address is P. O. Box 1420, Castle Rock, CO 80104, phone 303-660-0966, fax 303-660-6187, and e-mail brv5@qwest.net, and Hemis Corporation (the "Company"), whose address is: 5348 Vegas Dr. # 226, Las Vegas, NV 89108

phone ________, fax ________, e-mail ________
(hereinafter "Company").

RECITALS:

A. At its expense and effort, Aspen has developed information regarding certain gold and associated mineral deposits within a certain area in Cook Inlet, Alaska, which is more particularly described as an Area of Interest in Exhibit A (the "Property").

B. Aspen and the Company are discussing the possible participation by the Company in the exploration, development and operation of the Property.

C. In order for the Company to evaluate whether it desires to enter into such participation, and during any such participation, the Company requires information from Aspen relating to the Property which is confidential and proprietary to Aspen or which Aspen otherwise helped develop, and the unauthorized use or dissemination of that information could result in immediate and irreparable harm to Aspen.

NOW, THEREFORE, in consideration of the foregoing and of Aspen's furnishing information to be provided hereunder, and intending to be legally bound hereby, the Company hereby agrees as follows:

1. Confidential Information. The Company agrees to hold in confidence and not to use or disclose to any person, without the prior written consent of Aspen, any and all information relating directly or indirectly to the Property or any portion thereof.

This restriction shall exist whether or not Aspen specifically identifies any such information as confidential and whether or not such information was disclosed directly or indirectly to the Company by Aspen or any of its affiliates, and whether or not such disclosure was made by Aspen or other entity. This information ("Confidential Information") includes, without limitation, the following: information relating to land ownership, geology, planning, drilling, exploration, and mineral rights, water rights, permits, or financial aspects of any proposed or actual operation on the Property; any geologic or engineering data; and any and all analyses, reports, studies, costs, gold production or other mineral production methods, strategies, know how, results, processes, formulas, patterns, devices, and trade secrets.

2. Non-Use of Information. The Company acknowledges that, absent access to Confidential Information, it would have only limited, if any, interest in the gold and associated mineral deposits underlying the Property and, therefore, would not otherwise be in competition with Aspen for any portion of the Property. The Company agrees that any interest it may have in the Property would probably develop from the Confidential Information. Therefore, the Company agrees that, for a period of three years following the date hereof, it will not acquire any direct or indirect interest in any mineral leases or in any gold or mineral deposit in any portion of the Property, or in any lands lying within one mile of the exterior boundary of the Property, without the express written consent of Aspen. The Company further agrees that, if it does acquire any interest in violation of this covenant, it will offer the entire interest to Aspen at no cost to Aspen within 30 days of such acquisition.

3. Return of Confidential Information. The Company agrees that all Confidential Information that is in or on any medium (including, without limitation, written, printed, photographic, or magnetic tape) and other property which was delivered by Aspen or its affiliates, or otherwise obtained for purposes of or related to this Agreement, is and remains the sole property of Aspen. Without Aspen's prior written consent, the Company agrees not to make, or to give permission to make, copies of any Confidential Information provided by Aspen, or otherwise obtained by the Company or its employees, contractors, or agents relating to the Property. Promptly upon conclusion of its evaluation, if the Company elects not to participate in the exploration and development of the Property or any portion thereof in order to produce gold and associated minerals, and at any time upon demand by Aspen, the Company shall return to Aspen any and all Confidential Information and all copies thereof or notes pertaining thereto. IF the Company elects not to participate, it agrees that it shall make no further

use of any Confidential Information.

4. Other Information. Company shall have no obligation under this Agreement with respect to Confidential Information which is or becomes publicly available without breach of this Agreement by Company.

5. Employee Confidentiality. The Company agrees that it shall promptly identify to Aspen the names of Company employees, contractors, and agents who will have access to Confidential Information, and further agrees that the Company will require each such person to provide Aspen a written acknowledgement in the form set forth as Exhibit B hereto that such person has read and understood this Agreement and personally agrees to comply with the terms hereof.

6. Governing Law. This Agreement shall be construed in accordance with the laws of the United States and the State of Colorado and Company consents to the exclusive jurisdiction of the state courts and the U. S. federal courts located there for any dispute arising out of this Agreement.

7. Further Assurances. The Company agrees to take such further actions and to execute such further documents as from time to time Aspen deems necessary or appropriate to effectuate the intent hereof.

8. No Assignment. Company may not assign this Agreement or any interest herein without the Aspen's express prior written consent.

9. Notices. Any notice required by this Agreement or given in connection with it shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services.

Signatures on following page.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer as of the date first above written.

Hemis Corporation
Name of the Company, herein referred to as "the Company"

By: [signature]

Company's PRESIDENT
(Title)

ACCEPTED THIS 9th DAY OF August, 2006:

[signature]
Aspen Exploration Corp.
by R. V. Bailey, Vice President

COOK INLET GOLD PROJECT

Exhibit A
AREA OF MUTUAL INTEREST (AMI)
August 2006

Cook Inlet, Alaska

The AMI for the Cook Inlet Gold Project shall cover an area within the following boundaries:

Beginning at the City of Anchorage and a line running due west from Anchorage to the western shore of Cook Inlet, and extending

South to a line running due west from the village of Seldovia on the east side of Cook Inlet to the western shore of Cook Inlet

and all of the area in Cook Inlet between the two said lines.

The remainder of this page left blank on purpose.

EXHIBIT B

Acknowledgement and Confidentiality and Non-Competition Obligations of Employees, Contractors, or Agents

The undersigned hereby acknowledges that he/she has read and understands that certain Confidentiality and Non-Competition Agreement by and between Aspen and Nemus Corp. (the "Company") to which this Acknowledgement is attached. In consideration of the undersigned's employment or retention by the Company and receipt of the Confidential Information as described in such Agreement, the undersigned agrees to comply with all the obligations of the Company in such Agreement as fully and to the same extent as if the undersigned were signatory thereto.

Acknowledged and agreed to this 9TH day of August, 2006.

[signature]
Signature

Name: Douglas H. Olsen

Title: Geologist

EXHIBIT E
To
ANCHOR GOLD PROJECT AGREEMENT
Between
Aspen Exploration Corporation
And
Hemis Corporation

LICENSE AND AGREEMENT

This License and Agreement (License), is made and entered into this 5TH day of January, 2007, by and between **ASPEN EXPLORATION CORPORATION** ("Aspen"), whose address is P.O. Box 1420, Castle Rock, CO 80104; and **HEMIS CORPORATION**, whose address is 5348 Vegas Drive, #226, Las Vegas, Nevada 89108, USA ("Hemis").

Recitals

A. Pursuant to the Anchor Gold Project Agreement dated as of September 1, 2006 (the "Anchor Gold Project Agreement"), Aspen agreed to contribute a non-exclusive license of all maps, aeromagnetic surveys and geologic information, including samples, developed by Aspen in operations in the "Area of Interest" prior to the "Effective Date," as such terms are defined in the Anchor Gold Project Agreement, together with all the intellectual property rights and other property and rights incidental thereto ("Licensed Data").

B. This License governs Hemis' use of the Licensed Data, and the rights of Aspen and Hemis relating thereto.

LICENSE

In consideration of the mutual covenants and obligations herein contained, Hemis and Aspen do hereby contract and agree as follows:

1. Aspen hereby grants to Hemis a non-exclusive, non-transferable (except as specifically authorized herein) license to use the Licensed Data in accordance with the terms of this License. In consideration of the license, Hemis has agreed to make certain payments and granted to Aspen a gross royalty on all Properties existing or hereafter acquired within the Area of Interest, as described in the Anchor Gold Project Agreement.

2. Hemis agrees that the Licensed Data may be used for only its Operations in the Area of Interest, shall not be used as a service bureau or otherwise to provide services to any third party, and shall not be assigned, sublicensed, sold, traded, disposed of, or otherwise made available to other parties.

3. Hemis agrees and acknowledges that: (i) this License does not entitle Hemis to any ownership interest in the Licensed Data; (ii) Aspen retains sole ownership of the Licensed Data; (iii) Aspen considers the Licensed Data to be confidential and its trade secret; (iv) Hemis'

rights in and to the Licensed Data are expressly limited by the terms of this License; and (v) Hemis may not sell, assign, copy, transfer, display, exhibit or in any way reveal the Licensed Data, except as specifically authorized by and in compliance with the provisions of this License.

4. Hemis agrees that all Licensed Data, and copies thereof, shall not be made available to other parties, except (A) to consultant(s) retained by Hemis for the purpose of performing an interpretation or analysis of the Licensed Data for Hemis and who agree to keep the Licensed Data confidential; and (B) to any party with whom Hemis proposes to jointly develop any "Properties" in which Aspen has been granted a royalty interest under the Anchor Gold Project Agreement, provided that Hemis may disclose the relevant portions of the Licensed Data in Hemis' offices but may not provide copies thereof.

5. This License and Hemis' interests in the Licensed Data are not-transferable without the consent of Aspen, which may be given or withheld in Aspen's sole discretion. This License shall terminate automatically and immediately upon termination of the Anchor Gold Project Agreement or the occurrence of a Change of Control (as defined in the Anchor Gold Project Agreement) of Hemis. Within thirty (30) days after such termination, Hemis shall return all Licensed Data, in all forms, in its possession to Aspen, and destroy completely all reformattings, or reprocessed versions thereof and shall verify in writing that it has done so without retaining any copies, extracts, reprocessed versions, or reformattings thereof.

6. ASPEN MAKES NO WARRANTY WHATSOEVER WITH RESPECT TO THE LICENSED DATA. THE LICENSED DATA IS LICENSED TO ANCHOR ON AN "AS IS" BASIS, WITHOUT REPRESENTATION AS TO ACCURACY OR QUALITY OF THE LICENSED DATA, WITHOUT RECOURSE TO ASPEN, AND WITHOUT ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER ON THE PART OF ASPEN.

7. Hemis agrees that if this License is breached, or if a breach hereof is threatened, without limiting any other remedy available at law or in equity, an injunction, restraining order, specific performance and other forms of equitable relief shall be available to Aspen. The parties acknowledge and agree that in the event of a breach of this License, that any remedy at law may be inadequate and that Aspen would suffer immediate and irreparable injury, loss and damage; and, to the fullest extent not prohibited by applicable law, any action brought for such relief may be brought by Aspen upon *ex parte* application and without notice or posting of any bond, and Hemis expressly waives any requirement for notice or the posting of any bond. Any such relief or remedy shall not be exclusive, but shall be in addition to all remedies available at law or in equity.

8. All notices and other communications under this License shall be in writing and given in the manner required under the Anchor Gold Project Agreement.

9. If federal, state or local transaction taxes are imposed on this transaction at any time, Hemis hereby agrees to indemnify, reimburse and hold Aspen harmless from any liability for such tax, including any interest thereon that is determined to be due and owing.

10. This License shall be governed by and construed in accordance with the laws of the State of Colorado without giving effect to the conflict of laws principles thereof. This License may not be altered or amended, nor any rights hereunder be waived, except by an instrument in writing and executed by the party or parties to be charged with such amendment or waiver. This License shall be binding upon the parties hereto and, except as otherwise prohibited, their respective successors and assigns, and is not intended to confer upon any other entity or person any benefits, rights or remedies. This License may be executed in counterparts and shall become operative when each party has executed and delivered at least one counterpart. This License may be delivered by facsimile or similar transmission, and a facsimile or similar transmission evidencing execution shall be effective as a valid and binding agreement between the parties for all purposes.

ACCEPTED AND AGREED TO THIS 8th DAY OF January, 2007	ACCEPTED AND AGREED TO THIS 5TH DAY OF JAN, 2007
ASPEN EXPLORATION CORPORATION	**HEMIS CORPORATION**
By: R V Bailey	**By:** Donald H. Olsen
R.V. Bailey	**Name:** DOUGLAS H. OLSEN
Vice President	**Title:** DIRECTOR

#1188793 v6